Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Third Quarter 2016 Results

DALLAS, Texas - October 26, 2016 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the three and nine months ended September 30, 2016, including the following significant highlights:

•	Quarterly revenues and net income of $1.1 billion and $84.2 million, respectively, compared to $1.5 billion and $204.3 million, respectively, last year

•	Quarterly earnings per common diluted share of $0.55 compared to $1.31 per share last year

•	Quarterly orders totaling 1,260 railcars in the Rail Group

•	An investment of $209.2 million in the Company's wholly-owned lease fleet during the quarter

•	No sales of leased railcars during the quarter compared to sales that generated $0.39 of earnings per common diluted share last year

•	Available liquidity of $2.1 billion as of September 30, 2016

•	Full year anticipated 2016 earnings of between $2.10 and $2.20 per common diluted share compared to previous guidance of between $2.00 and $2.30 per share

•	First half anticipated 2017 earnings of between $0.45 and $0.60 per common diluted share compared to $1.25 per share in the first half of 2016

Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $84.2 million, or $0.55 per common diluted share, for the third quarter ended September 30, 2016. Net income for the same quarter of 2015 was $204.3 million, or $1.31 per common diluted share. Revenues for the third quarter of 2016 totaled $1.11 billion compared to revenues of $1.54 billion for the same quarter of 2015.
"Trinity’s financial results for the third quarter reflect reductions in year-over-year production volumes and product mix changes in our railcar and barge manufacturing businesses," said Timothy R. Wallace, Trinity's Chairman, CEO, and President. "Oversupply of railcars and barges in the North American market, combined with generally weak industrial demand drivers, continues to impact new order volumes. Our Construction Products Group and wind towers business performed well during the quarter."
Mr. Wallace added, "During the quarter, our railcar leasing operations generated solid results; however, total segment revenues and profitability decreased year-over-year as we did not conduct any sales of leased railcars."
"Our outlook for 2017 reflects year-over-year volume reductions in our railcar and barge manufacturing businesses as weak demand conditions are expected to persist. In this environment, we are focused on maintaining a strong cash position and liquid balance sheet which provide stability as we manage through what we anticipate could be a prolonged downturn for certain areas of our business,” concluded Mr. Wallace.

Business Group Results
In the third quarter of 2016, the Rail Group reported revenues of $720.8 million compared to revenues of $1,073.4 million in the third quarter of 2015. Operating profit for the Rail Group was $103.6 million in the third quarter of 2016 compared to operating profit of $223.3 million in the third quarter of 2015. The decrease in revenues and profit was primarily due to lower railcar deliveries and changes in product mix. The Rail Group shipped 6,595 railcars and received orders for 1,260 railcars during the third quarter. The Rail Group had a backlog of $3.7 billion as of September 30, 2016, representing 34,870 railcars, compared to a backlog of $4.29 billion as of June 30, 2016, representing 40,205 railcars.
The Railcar Leasing and Management Services Group reported total revenues of $173.7 million in the third quarter of 2016 compared to total revenues of $249.2 million in the same quarter of 2015. Operating profit for this Group was $80.5 million in the third quarter of 2016 compared to operating profit of $158.2 million in the third quarter of 2015. The decrease in revenues and operating profit was primarily due to the absence of sales of leased railcars from the lease fleet during the third quarter of 2016. Supplemental information for the Leasing Group is provided in the accompanying tables.
The Inland Barge Group reported revenues of $98.9 million in the third quarter of 2016 compared to revenues of $164.8 million in the third quarter of 2015. Operating profit for this Group was $11.7 million in the third quarter of 2016 compared to $28.1 million in the third quarter of 2015. The decrease in revenues and operating profit compared to the same quarter last year was primarily due to lower barge deliveries and changes in product mix. As of September 30, 2016, the Inland Barge Group had a backlog of $177.3 million compared to a backlog of $251.0 million as of June 30, 2016.
The Energy Equipment Group reported revenues of $241.7 million in the third quarter of 2016 compared to revenues of $289.5 million in the same quarter of 2015. The decrease in revenues compared to the same quarter last year was due to lower delivery volumes in the utility structures business and other product lines partially offset by higher delivery volumes in the wind towers business. Operating profit for the third quarter of 2016 was $31.2 million compared to $44.8 million in the same quarter last year primarily due to lower profit from our utility structures and other businesses partially offset by higher profit in our wind towers business. The backlog for wind towers as of September 30, 2016 was $1.0 billion compared to a backlog of $1.1 billion as of June 30, 2016.
The Construction Products Group reported revenues of $139.8 million in the third quarter of 2016 compared to revenues of $154.8 million in the third quarter of 2015. Operating profit for the third quarter of 2016 increased to $23.8 million compared to operating profit of $19.9 million in the third quarter of 2015. Revenues decreased compared to the same quarter last year primarily as a result of lower volumes in our Highway Products business. Operating profit for the Group increased in the third quarter of 2016 primarily as a result of improved performance in our Aggregates business.
Cash and Liquidity
At September 30, 2016, the Company had cash, cash equivalents, and short-term marketable securities of $842.5 million. When combined with capacity under committed credit facilities, the Company had approximately $2.1 billion of available liquidity at the end of the third quarter.
Share Repurchase
There were no shares repurchased during the third quarter of 2016 under the Company's current share repurchase authorization. Year to date, the Company repurchased 2,070,600 shares of common stock at a cost of $34.7 million leaving $215.4 million remaining under its current authorization through December 31, 2017.
Earnings Guidance
Fourth Quarter 2016
For the fourth quarter of 2016, the Company anticipates earnings of between $0.30 and $0.40 per common diluted share. This results in full year 2016 earnings guidance of between approximately $2.10 and $2.20 per common diluted share compared to its previous guidance of between $2.00 and $2.30 per share. The reduction in the top-end of full year guidance results from the Company’s expectation that it will not conduct sales of leased railcars it owns during the fourth quarter. The Company's earnings guidance compares to fourth quarter and full year 2015 earnings per common diluted share of $1.30 and $5.08, respectively.
First Half 2017
The Company's guidance for the first half of 2017 is based on current information and market conditions as well as what is anticipated in the near-term. The range of earnings provided relates to the Company's operations and does not include earnings from sales of leased railcars at this time. The Company expects to conduct sales of leased railcars in 2017. However, due to the transactional nature of these sales, the level and timing of such earnings are difficult to predict. In conjunction with the announcement of its fourth quarter 2016 earnings in February, the Company expects to have more insight into the sales of leased railcars and will provide an update.
For the first half of 2017, the Company anticipates earnings per common diluted share of between $0.45 and $0.60, compared to first half 2016 earnings of $1.25 per share. First half 2016 earnings included $0.21 per share from sales of leased railcars. The Company’s guidance assumes significant year-over-year volume reductions in its railcar and barge manufacturing businesses. The Company expects to provide full year 2017 earnings guidance in conjunction with its fourth quarter 2016 earnings announcement.
At this time, based on the level of order inquiries and scheduled backlog production, the Rail Group expects first half 2017 deliveries to be approximately 7,000 to 8,000 railcars compared to first half 2016 deliveries of 13,210.
Actual results in 2016 and 2017 may differ from present expectations and could be impacted by a number of factors including, among others, customer demand for the Company's products; the operating leverage and efficiencies that can be achieved by the Company's manufacturing businesses; the costs associated with aligning manufacturing production capacity with demand; the volume and level of profitability associated with the sales of leased railcars; the dilutive impact of the convertible notes related to changes in the Company's stock price; and the impact of weather conditions on our operations and scheduled shipments.
Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on October 27, 2016 to discuss its third quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net and select the Conference Calls menu link. An audio replay may be accessed through the Company’s website or by dialing (402) 220-2658 until 11:59 p.m. Eastern on November 3, 2016.
Company Description
Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses providing products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.

Investor Contact:
Jessica Greiner
Vice President, Investor Relations
Trinity Corporate Services, LLC
214/631-4420

Media Contact:
Jack Todd
Vice President, Public Affairs
Trinity Industries, Inc.
214/589-8909

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2016	2015
Revenues	$1,111.7	$1,542.2
Operating costs:
Cost of revenues	827.3	1,109.4
Selling, engineering, and administrative expenses	102.3	126.6
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	—	(57.8)
Other	(1.5)	(0.9)
	928.1	1,177.3
Operating profit	183.6	364.9
Interest expense, net	43.9	46.1
Other, net	0.2	(1.0)
Income before income taxes	139.5	319.8
Provision for income taxes	49.9	107.6
Net income	89.6	212.2
Net income attributable to noncontrolling interest	5.4	7.9
Net income attributable to Trinity Industries, Inc.	$84.2	$204.3

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.55	$1.32
Diluted	$0.55	$1.31
Weighted average number of shares outstanding:
Basic	148.7	150.0
Diluted	148.7	150.9

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2016	2015
Revenues	$3,484.5	$4,845.7
Operating costs:
Cost of revenues	2,614.9	3,540.1
Selling, engineering, and administrative expenses	305.5	339.3
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	(13.5)	(102.8)
Other	(1.0)	(11.8)
	2,905.9	3,764.8
Operating profit	578.6	1,080.9
Interest expense, net	132.8	147.2
Other, net	(5.4)	(4.0)
Income before income taxes	451.2	937.7
Provision for income taxes	160.7	315.7
Net income	290.5	622.0
Net income attributable to noncontrolling interest	14.5	25.5
Net income attributable to Trinity Industries, Inc.	$276.0	$596.5

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$1.81	$3.84
Diluted	$1.81	$3.78
Weighted average number of shares outstanding:
Basic	148.3	150.6
Diluted	148.3	153.1

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended September 30,
Revenues:	2016	2015
Rail Group	$720.8	$1,073.4
Construction Products Group	139.8	154.8
Inland Barge Group	98.9	164.8
Energy Equipment Group	241.7	289.5
Railcar Leasing and Management Services Group	173.7	249.2
All Other	26.7	29.1
Segment Totals before Eliminations	1,401.6	1,960.8
Eliminations - lease subsidiary	(206.7)	(308.4)
Eliminations - other	(83.2)	(110.2)
Consolidated Total	$1,111.7	$1,542.2

	Three Months Ended September 30,
Operating profit (loss):	2016	2015
Rail Group	$103.6	$223.3
Construction Products Group	23.8	19.9
Inland Barge Group	11.7	28.1
Energy Equipment Group	31.2	44.8
Railcar Leasing and Management Services Group	80.5	158.2
All Other	(3.5)	(3.0)
Segment Totals before Eliminations and Corporate Expenses	247.3	471.3
Corporate	(35.6)	(39.7)
Eliminations - lease subsidiary	(27.7)	(65.6)
Eliminations - other	(0.4)	(1.1)
Consolidated Total	$183.6	$364.9

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Nine Months Ended September 30,
Revenues:	2016	2015
Rail Group	$2,260.9	$3,328.2
Construction Products Group	410.5	418.9
Inland Barge Group	328.0	505.7
Energy Equipment Group	755.7	871.5
Railcar Leasing and Management Services Group	648.8	732.1
All Other	68.3	84.0
Segment Totals before Eliminations	4,472.2	5,940.4
Eliminations - lease subsidiary	(742.1)	(782.9)
Eliminations - other	(245.6)	(311.8)
Consolidated Total	$3,484.5	$4,845.7

	Nine Months Ended September 30,
Operating profit (loss):	2016	2015
Rail Group	$349.6	$663.7
Construction Products Group	61.2	49.5
Inland Barge Group	38.6	96.3
Energy Equipment Group	103.5	118.3
Railcar Leasing and Management Services Group	272.4	418.7
All Other	(13.8)	(4.6)
Segment Totals before Eliminations and Corporate Expenses	811.5	1,341.9
Corporate	(95.0)	(98.7)
Eliminations - lease subsidiary	(139.1)	(163.8)
Eliminations - other	1.2	1.5
Consolidated Total	$578.6	$1,080.9

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	($ in millions)
Revenues:
Leasing and management	$173.7	$176.6	$522.7	$520.9
Sales of railcars owned one year or less at the time of sale(1)	—	72.6	126.1	211.2
Total revenues	$173.7	$249.2	$648.8	$732.1
Operating profit:
Leasing and management	$80.5	$81.8	$224.8	$254.7
Railcar sales(1):
Railcars owned one year or less at the time of sale	—	18.6	34.1	61.2
Railcars owned more than one year at the time of sale	—	57.8	13.5	102.8
Total operating profit	$80.5	$158.2	$272.4	$418.7
Operating profit margin:
Leasing and management	46.3%	46.3%	43.0%	48.9%
Railcar sales	*	*	*	*
Total operating profit margin	46.3%	63.5%	42.0%	57.2%
Selected expense information(2):
Depreciation	$39.4	$35.9	$115.5	$105.8
Maintenance and compliance	$21.3	$24.6	$84.7	$65.9
Rent	$9.9	$9.9	$29.3	$31.3
Interest	$31.2	$32.5	$94.4	$106.8

	September 30, 2016	December 31, 2015
Leasing portfolio information:
Portfolio size (number of railcars)	82,540	76,765
Portfolio utilization	97.1%	97.7%

	Nine Months Ended September 30,
	2016	2015
	(in millions)
Proceeds from sales of leased railcars:
Leasing Group:
Railcars owned one year or less at the time of sale	$126.1	$211.2
Railcars owned more than one year at the time of sale	37.7	313.4
Rail Group	8.1	175.8
	$171.9	$700.4
* Not meaningful
(1) The Company recognizes sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less as revenue. Sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year are recognized as a net gain or loss from the disposal of a long-term asset.

(2)Depreciation, maintenance and compliance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profit of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2016	December 31, 2015
Cash and cash equivalents	$557.8	$786.0
Short-term marketable securities	284.7	84.9
Receivables, net of allowance	372.2	369.9
Income tax receivable	54.9	94.9
Inventories	869.6	943.1
Restricted cash	183.9	195.8
Net property, plant, and equipment	5,763.2	5,348.0
Goodwill	754.5	753.8
Other assets	294.8	309.5
	$9,135.6	$8,885.9

Accounts payable	$211.0	$216.8
Accrued liabilities	477.7	529.6
Debt, net of unamortized discount of $31.5 and $44.2	3,107.1	3,195.4
Deferred income	24.2	27.1
Deferred income taxes	936.0	752.2
Other liabilities	125.2	116.1
Stockholders' equity:
Trinity Industries, Inc.	3,861.5	3,653.9
Noncontrolling interest	392.9	394.8
	4,254.4	4,048.7
	$9,135.6	$8,885.9

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2016	December 31, 2015
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,909.0	$1,861.5
Accumulated depreciation	(950.5)	(905.4)
	958.5	956.1
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.7	10.7
Equipment on lease	4,395.4	3,763.5
Accumulated depreciation	(729.1)	(647.9)
	3,677.0	3,126.3
Partially-owned subsidiaries:
Equipment on lease	2,308.4	2,307.7
Accumulated depreciation	(414.4)	(369.1)
	1,894.0	1,938.6

Net deferred profit on railcars sold to the Leasing Group	(766.3)	(673.0)
	$5,763.2	$5,348.0

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2016	December 31, 2015
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes due 2024, net of unamortized discount of $0.4 and $0.4	399.6	399.6
Convertible subordinated notes, net of unamortized discount of $31.1 and $43.8	418.3	405.6
Other	0.3	0.5
	818.2	805.7
Less: unamortized debt issuance costs	(3.9)	(4.7)
	814.3	801.0
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations, net of unamortized debt issuance costs of $0.1 and $0.1	33.1	35.7
	33.1	35.7
Non-recourse:
Secured railcar equipment notes	656.2	679.5
Warehouse facility	236.8	264.3
	893.0	943.8
Less: unamortized debt issuance costs	(12.3)	(15.1)
	880.7	928.7
Partially-owned subsidiaries - Non-recourse:
Secured railcar equipment notes	1,394.4	1,446.9
Less: unamortized debt issuance costs	(15.4)	(16.9)
	1,379.0	1,430.0
	$3,107.1	$3,195.4

Trinity Industries, Inc.
Additional Balance Sheet Information
($ in millions)
(unaudited)

	September 30, 2016	December 31, 2015
Leasing Debt Summary
Total Recourse Debt	$33.1	$35.7
Total Non-Recourse Debt	2,259.7	2,358.7
	$2,292.8	$2,394.4
Total Leasing Debt
Wholly-owned subsidiaries	$913.8	$964.4
Partially-owned subsidiaries	1,379.0	1,430.0
	$2,292.8	$2,394.4
Equipment on Lease(1)
Wholly-owned subsidiaries	$3,677.0	$3,126.3
Partially-owned subsidiaries	1,894.0	1,938.6
	$5,571.0	$5,064.9
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	24.9%	30.8%
Partially-owned subsidiaries	72.8%	73.8%
Combined	41.2%	47.3%

(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2016	2015
Operating activities:
Net income	$290.5	$622.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	210.6	197.9
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(13.5)	(102.8)
Other	207.7	57.1
Changes in assets and liabilities:
(Increase) decrease in receivables	37.7	(43.9)
(Increase) decrease in inventories	73.5	50.7
Increase (decrease) in accounts payable and accrued liabilities	(32.2)	(129.5)
Other	17.8	(21.2)
Net cash provided by operating activities	792.1	630.3
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	37.7	313.4
Proceeds from dispositions of property	8.9	6.1
Capital expenditures - leasing, net of sold lease fleet railcars owned one year or less with a net cost of $92.0 and $150.0	(555.2)	(642.2)
Capital expenditures - manufacturing and other	(101.1)	(145.1)
(Increase) decrease in short-term marketable securities	(199.8)	75.0
Acquisitions	—	(46.2)
Divestitures	—	51.3
Other	4.0	4.8
Net cash required by investing activities	(805.5)	(382.9)
Financing activities:
Payments to retire debt	(106.0)	(530.8)
Proceeds from issuance of debt	—	242.4
Shares repurchased	(34.7)	(107.5)
Dividends paid to common shareholders	(50.0)	(48.0)
Purchase of shares to satisfy employee tax on vested stock	(16.4)	(27.4)
Distributions to noncontrolling interest	(18.4)	(30.4)
Decrease in restricted cash	11.9	32.3
Other	(1.2)	11.9
Net cash required by financing activities	(214.8)	(457.5)
Net decrease in cash and cash equivalents	(228.2)	(210.1)
Cash and cash equivalents at beginning of period	786.0	887.9
Cash and cash equivalents at end of period	$557.8	$677.8

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$84.2			$204.3
Unvested restricted share participation	(2.2)			(6.0)
Net income attributable to Trinity Industries, Inc. - basic	82.0	148.7	$0.55	198.3	150.0	$1.32
Effect of dilutive securities:
Convertible subordinated notes	—	—		—	0.9
Net income attributable to Trinity Industries, Inc. - diluted	$82.0	148.7	$0.55	$198.3	150.9	$1.31

	Nine Months Ended September 30, 2016			Nine Months Ended September 30, 2015
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$276.0			$596.5
Unvested restricted share participation	(7.7)			(18.2)
Net income attributable to Trinity Industries, Inc. - basic	268.3	148.3	$1.81	578.3	150.6	$3.84
Effect of dilutive securities:
Convertible subordinated notes	—	—		0.3	2.5
Net income attributable to Trinity Industries, Inc. - diluted	$268.3	148.3	$1.81	$578.6	153.1	$3.78

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended September 30,
	2016	2015
Net income	$89.6	$212.2
Add:
Interest expense	45.3	46.7
Provision for income taxes	49.9	107.6
Depreciation and amortization expense	70.7	67.5
Earnings before interest expense, income taxes, and depreciation and amortization expense	$255.5	$434.0

	Nine Months Ended September 30,
	2016	2015
Net income	$290.5	$622.0
Add:
Interest expense	136.7	148.8
Provision for income taxes	160.7	315.7
Depreciation and amortization expense	210.6	197.9
Earnings before interest expense, income taxes, and depreciation and amortization expense	$798.5	$1,284.4

- END -